Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 033-52103 and Form S-8 No. 333-74459) of our report dated June 29, 2020, with respect to the financial statements and supplemental schedule of Ingles Markets, Incorporated Investment/Profit Sharing Plan included in this Annual Report on Form 11-K for the year ended December 31, 2019.

/s/ Dixon Hughes Goodman, LLP

Asheville, North Carolina

June 26, 2020